Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc. and to the references to our audit of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2018, included or incorporated by reference in this Registration Statement on Form S-8 and the incorporation by reference of our corresponding audit letter, dated January 21, 2019.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
Name:	C.H. (Scott) Rees III, P.E.
Title:	Chairman and Chief Executive Officer

Dallas, Texas

June 6, 2019